Exhibit 4.1

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [•], 2020, by and among ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (the “Company”), Immatics N.V., a Dutch public limited liability company (“TopCo”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of October 10, 2018, and filed with the United States Securities and Exchange Commission on October 16, 2018 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (i) 5,953,125 warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, and (ii) 7,187,500 warrants as part of units to public investors in the Public Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share;

WHEREAS, on March 17, 2020, that certain Business Combination Agreement (the “BCA”) was entered into by and among TopCo, Immatics US, Inc., a Delaware corporation, Immatics Biotechnologies GmbH, a German limited liability company, the Company, Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”) and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the BCA, ARYA Merger Sub will merge with and into the Company (the “First Merger”), with the Company as the surviving company in the merger (the “First Surviving Company”) and immediately following the First Merger, the First Surviving Company will merge with and into IB Merger Sub (“Second Merger”), with IB Merger Sub as the surviving company in the merger. In accordance with the provisions of the BCA, each issued and outstanding ordinary share of the Company will be exchanged for one ordinary share of TopCo, par value $0.0001 per share (“TopCo Shares”);

WHEREAS, upon consummation of the First Merger, and as provided in Section 4.5 of the Existing Warrant Agreement, the Public Warrants will no longer be exercisable for Class A Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, pursuant to Section 2 of that certain letter agreement, by and among the Company, Sponsor and TopCo, dated as of March 17, 2020 (the “Sponsor Letter”), upon consummation of the First Merger the Private Placement Warrants will be forfeited and cancelled;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the BCA will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the First Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.    Assignment and Assumption; Consent.

1.1    Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the First Merger Effective Time (as defined in the BCA) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the First Merger Effective Time.

1.2    Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective as of the First Merger Effective Time, and the assumption of the Existing Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective as of the First Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the First Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.    Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the First Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

2.1    Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “ARYA Sciences Acquisition Corp., a Delaware corporation” and replacing it with “Immatics N.V., a public limited company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Immatics N.V. rather than ARYA Sciences Acquisition Corp.

2.2    Reference to TopCo Shares. All references to “Class A Shares” or “shares of Class A Shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “TopCo Ordinary Shares” or “ordinary shares in the share capital of TopCo.”

2.3    Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Immatics N.V.

Paul-Ehrlich-Straße 15

72076 Tübingen, Federal Republic of Germany

Attention:

Email:

3.    Miscellaneous Provisions.

3.1    Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Fist Merger and the Second Merger (as defined in the BCA) and shall automatically be terminated and shall be null and void if the BCA shall be terminated for any reason.

3.2    Successors. All the covenants and provisions of this Agreement by or for the benefit of TopCo or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4    Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.7    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8    Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, TopCo, the Company, and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

ARYA SCIENCES ACQUISITION CORP.

By:
Name:
Title:

IMMATICS N.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: